Exhibit 5.1

Darren K. DeStefano

(703) 456-8034

ddestefano@cooley.com

February 16, 2016

BroadSoft, Inc.

9737 Washingtonian Boulevard

Suite 350

Gaithersburg, Maryland 20878

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by BroadSoft, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,250,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be issued pursuant to the Company’s Amended and Restated 2009 Equity Incentive Plan (the “Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Registration Statement and the Company’s Second Amended and Restated Bylaws, filed as Exhibit 3.2 to the Registration Statement, each as currently in effect, (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter of this opinion.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Company’s Amended and Restated 2009 Equity Incentive Plan, and the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements under the Company’s Amended and Restated 2009 Equity Incentive Plan, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Darren K. DeStefano
Darren K. DeStefano

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